Exhibit 99.1

BED BATH & BEYOND INC. TO HOST CONFERENCE CALL TODAY

TO DISCUSS RECENT TRANSACTIONS AND

$1 BILLION CAPITAL ALLOCATION STRATEGY

Recent Transactions Unlock Valuable Capital to Support Ongoing Business Transformation

UNION, New Jersey, February 18, 2020 — Bed Bath & Beyond Inc. (Nasdaq: BBBY) today announced its fiscal 2020 capital allocation strategy, which will include an estimated $1 billion of spend balanced across capital return to shareholders, debt reduction, and reinvestment in the Company’s core business operations to drive growth.

The Company has a strong cash position, including the expected net proceeds from the sale of PersonalizationMall.com announced earlier today, the proceeds from the sale-leaseback transaction announced in January 2020, and anticipated cash from operations.

Bed Bath & Beyond’s President and CEO Mark Tritton said, “The financial strength of our business allows us to take the important steps needed to return capital to our shareholders and reduce our debt, while at the same time also investing in our customer. This balanced approach to the use of our capital is expected to enhance shareholder value, improve the in-store and online experience and position our Company to achieve our long-term objectives to deliver sustainable growth.”

The Company’s fiscal 2020 capital allocation strategy is expected to include:

•

Capital return to shareholders (share repurchases and dividends) and debt reduction of up to approximately $600 million in the aggregate, with a heavier weighting towards share repurchases, and all subject to business and market conditions. The Company’s existing $2.5 billion share repurchase program has a remaining authorized balance of $1.2 billion.

•	Capital expenditures in the range of approximately $350 to $400 million, primarily for investments in stores, IT and Digital projects, and supply chain infrastructure.

Going forward, the Company expects to maintain a strong cash position, creating future financial flexibility.

The Company is continuing to work on a number of transformative initiatives as part of its strategic plan for the business, further supported by this capital allocation strategy. The Company also expects in the near term to deliver further SG&A savings, with mid-to-longer term savings in cost of goods primarily related to the implementation of owned-brand strategies, sourcing re-negotiations, and further optimization of its supply chain.

Bed Bath & Beyond Inc. to Host Conference Call Today

Bed Bath & Beyond Inc. will host a conference call with analysts and investors at 5:30pm ET today. The call may be accessed by dialing 1-888-771-4371, or if international, 1-847-585-4405, using conference ID number 49413391. The replay of the call will be available beginning today at 8:00pm ET through 8:00pm ET on Thursday, February 20th, 2020, and can be accessed by dialing 1-888-843-7419, using conference ID number 49413391. The call and replay can also be accessed via audio webcast on the investor relations section of the Company’s website at www.bedbathandbeyond.com.

About Bed Bath & Beyond Inc.

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of domestics merchandise and home furnishings. The Company also provides a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s progress and anticipated progress towards its long-term objectives. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, on the Company’s capital allocation strategy; risks associated with the ability to achieve a successful outcome for its business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; and foreign currency exchange rate fluctuations. The Company does not undertake any obligation to update its forward-looking statements.

CONTACTS:

INVESTOR CONTACT: Janet M. Barth, (908) 613-5820 OR IR@bedbath.com

MEDIA CONTACT: Dominic Pendry, (908) 855-4202 or dominic.pendry@bedbath.com